Exhibit 99.2

Extreme Networks Q4 FY05 Conference Call

August 3, 2005

5:00 p.m. EDT (2:00 PDT)

Operator:	Good afternoon, ladies and gentlemen. Welcome to the Extreme Networks fourth fiscal quarter earnings conference call. At this time all participants in a listen only mode. Following today’s presentation instructions will be given for the question and answer session. If anyone needs assistance at any time during the conference please press the star followed by the zero. As a reminder, this conference is being recorded today, Wednesday August 3rd of 2005.

I would now like to turn the call over to Bill Slakey, Chief Financial Officer with Extreme Networks. Please go ahead, sir.

Bill Slakey:	Thank you. Good afternoon everyone. On the call with me today is Gordon Stitt, President, and CEO of Extreme. This afternoon we issued a press release announcing our financial results for Q4 of fiscal 2005. A copy of this release is available on our Web site at extremenetworks.com.

A reminder: the call is being broadcast live over the Internet today: and it will be posted on our website and available for replay shortly after the conclusion of the call.

Let me also note that some of the remarks we make during this call may contain forward-looking statements about guidance, product introductions and customer developments, which reflect the Company’s current judgment on those issues. Because such statements deal with future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. In addition to the factors that may be discussed during this call, important factors that could cause actual results to differ materially are contained in the Company’s Form 10-Qs and Form 10-Ks, which are on file with the Securities and Exchange Commission and available on our website.

And with that, let me turn the call over to Gordon.

Gordon Stitt:	Thanks, Bill. And thanks everyone for joining us.

I’ll begin this call with a summary of the financial results, review our quarterly and annual business highlights and then turn the call back over to Bill for a detailed discussion on the financials.

First of all, let me say that I am pleased with our results for the quarter and for the fiscal year. We had revenue during our fiscal fourth quarter of $96.1 million and a profit of $0.1 million.

For the fiscal year, we achieved revenue of $383 million, an increase of 9% over fiscal year 2004. We were profitable for the entire year, which is a positive shift for the Company and a positive indication for the future.

During the year we had strong growth in the Americas, and in EMEA. The Americas grew by 22% year over year, whereas EMEA grew by 24% year over year. In both of these territories we broadened our channel footprint, which helped us record these growth rates. Combined, these two territories grew by 24% year over year. We believe that these regions will continue to drive the Company’s growth as we begin fiscal 2006. This growth is testament to our sales leadership, which we installed one year ago. Asia, though a smaller part of our business, also experienced growth.

The year in Japan was less fruitful. We have recently installed new leadership in Japan and we are confident that the new leadership, focused on executing our strategy, will result in improved results moving forward.

This was also a milestone year for us in our corporate strategy. About a year ago, we began discussing the concept of “Open, Converged Networks” – our vision for the next generation of Enterprise networks. An “Open Converged Network” is one that integrates voice, video and traditional data, one that carries applications that are transaction oriented, that are connection oriented, and ones that carry streaming media. Our vision is that access to this information, and to these applications is universal – it can be wired or wireless – and that it must be seamless to the user. Users not only want access to these converged applications and the underlying data, they want choices. Our vision of “Open, Converged” ensures that users can make choices of technology, of architecture and ultimately of vendors. This is differentiation that is working today with customers and prospects. It has set us apart from our competition in customers’ eyes. This strategy has tied together how we work with partners, it has tied together how we work with channel partners, and it has tied together how we invest in technology.

Our technology and our business practices all support our vision of Open Converged Networks. During this year we made many enhancements in delivering on the promise of “Open Converged Networks.” On the technology side, we continued to enhance our BlackDiamond 10K, which is our product line for the core of “Open Converged Networks.” The 10K brings new levels of reliability and availability to the core of the network, so necessary to ensure the delivery of dial-tone, of data, and of streaming media. This quarter saw strong growth for this important platform.

During this year, we completely overhauled our products for the edge of the network. Our two-tier strategy simplifies the design of open converged enterprise networks by eliminating the middle – or aggregation – layer and moving that functionality to the edge. Our BlackDiamond 8800 was delivered in January to meet the requirements for the edge of the open converged network – it delivers on all of the requirements for high-density IP Telephony combined seamlessly with data and video applications. I am pleased to say that the BlackDiamond 8800 contributed more than 10% of our revenue during the June quarter, representing the excellent customer acceptance of this strategic product.

Complementing the BlackDiamond 8800 is our Summit 300 and new 400 series switches. These products bring our open, converged network solution to fixed configuration products and deliver medium density for IP Telephony applications at remote sites, or in smaller wiring closets.

Over the past year we have focused on delivering high availability to support IP Telephony applications. As we move forward into Fiscal 2006, we will focus more and more on adding security as a part of an Open, Converged Network.

One of the key metrics customers use for success of a converged network is delivering dial-tone, and integrated network security is a big part of this. Viruses, worms, and other network attacks can create problems for systems, and for network devices, thus impacting converged applications.

We have approached security in three areas. The first is access security – which is investing in authentication technologies to assure access to the network. This is done in a seamless fashion independent of whether the user is wired or wireless. The second is hardening our network switches from attack. Now these first two allow us to create a strong secure network infrastructure for our customers.

The third area of investments is in protection against broader range of attacks. In May we introduced our strategy for day zero threats with an innovative approach that is different from what others in the industry are doing.

Typically today, customers install an appliance on each network link that they want to protect. This works, but results in lots of appliances to manage, and some significant performance limitations. The Extreme approach is to embed security functionality into the core of the network which allows us to protect all network links simultaneously, and at 10 gigabit Ethernet speeds.

The technology we use for this is our “CLEAR-Flow rules engine” – a real-time mechanism for monitoring network behavior, and taking action based on observed patterns. During the last quarter we introduced Sentriant – an extension to ClearFlow that provides excellent protection for so-called “Day Zero attacks.”

We believe that going forward, the combination of ClearFlow and Sentriant is a key part of delivering the high availability and protection customers require to keep the promise of an Open, Converged network.

I’ve addressed the switching systems we’ve developed, and some of the solutions. I’d like to take a moment and talk about our platform. Our strategic platform is ExtremeWare® XOSTM – the industry’s first open, scaleable, modular network operating system. XOS was built from the ground up to deliver Open, Converged networks. It was designed around the principles of high availability – that is to keep running no matter what happens on the network. It was designed to be resilient to attacks, and it was designed for seamless upgrades. All of these characteristics put together allow us to deliver dial-tone, data, and streaming media on a converged network.

But perhaps most importantly, XOS was designed for open collaboration. XOS is truly a platform upon which applications can be built, and one that allows us to effectively work with partners to deliver their applications. XOS is based on open-XML interfaces and by the nature of its modular design, allows multiple development organizations to build functionality into it. The delivery of Sentriant – an external appliance closely tied to the internals of our core switches is an example of that level of integration.

During this past year we brought XOS to the entire network. In 2004 we delivered XOS on the BlackDiamond 10K for the core of the network. During this year we delivered XOS on the BlackDiamond 8800, and on the Summit X450 providing users with the opportunity to build end-to-end networks around the XOS platform.

So to summarize our technology advances during the year. We introduced our two-tier architecture for Open, Convergence. We successfully introduced new systems to build that two tier network. And we introduced our revolutionary concept of delivering security in the core of the network. All of this running, and built upon our platform for open convergence, our ExtremeWare® XOSTM software.

I have talked about the technology that we have developed to support our Open, Converged strategy. Now I would like to address some of the changes we have made to our business to deliver Open Converged Networks to a broader range of customers.

During this fiscal year we made substantial progress in working with our partner Avaya. As you know, Avaya is the worldwide leader in IP Telephony, a key part of delivering true convergence in the Enterprise. We entered into our partnership in Fiscal 2004, and made significant strides in that partnership during Fiscal 2005.

Sales in the June quarter were up strongly, resulting in high single digits of percentage of our overall sales to this partnership.

We are learning to work with Avaya directly to penetrate large accounts, and to work with them broadly to open new channels focused on convergence that were previously not available to us. I expect that the growth of this important partnership will continue and result in strong results for both companies as we move into Fiscal 2006.

When we talk about the growth and success of our business, it really all comes down to what customers think. For Enterprises today, IP Telephony and the support of converged applications are top of mind. They also want choices. I hear time and time again from CIOs that they want to be agile, that they want to be able to support new applications that will drive their business. And they want choices. Choices for network strategy, and choices for vendors. Our strategy of Open, Converged networks resonates with them.

I would now like to take a few minutes and talk about some of the customers we worked with during this last quarter.

In the higher education arena, the spring was once again a busy time for schools as they prepare for the new school year. Extreme Networks is pleased to be working with California’s newest university, University of California Merced. Opening in the fall, UC Merced is the first American research university built from the ground up in the 21st century. The school is building a state-of-the-art computing and communications infrastructure, enabling streaming media and high-performance computing. UC Merced will rely on Extreme’s newest generation products, including, the BlackDiamond 10K, BlackDiamond 8800 and Summit edge switches to create a highly flexible, predictable and secure network with the added benefit of high resiliency for converged applications.

I’m also very proud to report that Georgia State University will be performing an “Extreme makeover” of its campus network in order to support emerging technologies such as voice, video and bandwidth intensive GRID computing applications. The new network, to be called CATNET, and acronym for “Converged Access Technology Network,” will bring the university forward with many of our latest technologies, including, hitless failover for added availability with our ExtremeWare® XOSTM operating system, 10 Gigabit Ethernet scalability in the network core, and the added benefit of sub 50 milliseconds failover throughout the network delivered with Extreme’s Ethernet Automatic Protection Switching protocol. These capabilities of the Extreme open, converged network will allow Georgia State to deploy new services such as H.323 video conferencing, multicast and IP telephony.

On a lighter note, or perhaps a more serious note, in June, Extreme Networks and Avaya supplied the voice and data network for the U.S. Women’s Open golf tournament at the Cherry Hills Country Club in Denver, Colorado. This was a nationally televised sporting event sponsored by the USGA. Throughout the tournament, 156 players and 2,800 volunteers, journalists and broadcasters from around the world enjoyed the benefits of our converged network, featuring Extreme’s core and Extreme’s wireless edge technology. The converged network performed with excellent results, allowing everyone involved to share both smoothly and rapidly.

Healthcare continues to provide key opportunities for our converged networks. A significant win for Extreme in the hospital segment came from Synergy Health of Wisconsin, which is opening the highly modernized St. Joseph’s Hospital next week. The facility will reap the benefits of our open converged network, featuring wired and wireless connectivity, as well as a complete IP communication and enterprise messaging solution from our partner Avaya. The Avaya/Extreme solution provides St. Joseph’s with a more efficient and dynamic healthcare environment where patient and staff information can be shared quickly, reliably and securely. At the foundation of the new hospital is a robust network infrastructure powered by Extreme Networks’ BlackDiamond 8800 and Summit 300 switching families, providing for a robust 10 Gigabit core and a network edge supporting IP telephony, and wired and wireless applications. This highly resilient network provides the necessary bandwidth, reliability and flexibility to support St. Joseph’s advanced electronic patient records system, the hospital’s migration to pure digital radiology imaging, for X-rays, CAT scans as well as the delivery of converged, mobile IP voice.

This is just to name a few. All in all, we are very proud of the significant new customers that chose Extreme this past quarter.

And so in conclusion and looking forward. Open converged networks has became our calling card with channel partners and customers in the U.S. and EMEA. To these customers and partners Converged Networks are important, and to these customers security is top of mind. Our product line is focused on this solution set.

We’ve had strong growth in the Americas and EMEA, and we hope to continue that in the future. We look forward to increasingly strong contributions from Japan and Asia. And we look forward to continuing our pattern of increasing sales, while also increasing margins and profitability.

With that, I’d like to turn things over to Bill.

Bill Slakey:	Thank you, Gordon.

I’m going to briefly review our financial results for the quarter and then update our expectations for future performance.

As Gordon noted for you, we are please with our financial results for the quarter. Our 5% sequential revenue growth is in line with the expectations we set at the beginning of the quarter, and our book to bill was above 1. This was a good result coming off a tough March quarter, and we do believe that the tone of business in our industry improved in June.

Our business outside of Japan grew 10% sequentially and grew 18% compared to the same quarter a year ago. Our growth in the U.S. and EMEA was particularly strong, as Gordon noted for you, and we believe we are taking share in these key markets. While revenues in Japan were down sequentially, we do believe that quarterly revenues there have likely bottomed.

Gross margins expanded sequentially by 1.6% of sales to 53%. We recorded higher margins on both the product and services lines.

Our operating expenses for the quarter were unusually high, due to $2.8 million in legal expenses incurred during the Lucent trial this quarter. This was a one-quarter event that we flagged for investors with a press release in May, but I realize that many of you may not have included it in your earnings models. Going forward we expect a significant $3.5 million to $4.5 million reduction in our operating expenses on a quarterly basis and a return to a much lower ongoing expense level.

For FY05 as a whole, revenues were $383.3 million, up 9% compared to fiscal year ‘04. Gross margins were 52.9%, up 2% of sales compared to the last year. Net income for fiscal 05 was $12.9 million or $0.10 per fully diluted share, improved from a loss of ($1.7) million or ($0.01) per share in FY04. This represented a return to profitability for Extreme on a full fiscal year basis.

Looking at revenues in more detail: Revenue for the quarter was $96.1 million, consisting of $80.5 million in product revenue and $15.6 million in service revenue. As I noted, our book to bill for the quarter was above 1. Our revenues and book to bill for the quarter benefited slightly from having an extra week in the quarter, since this was the quarter that we “caught up” on our fiscal year calendar, meaning Q4 of ‘05 had 14 weeks rather than 13 and fiscal ‘05 has 53 weeks.

Service revenue was up 3% sequentially, making this the seventh consecutive quarter in which service revenues have been flat-to-up on a sequential basis. Service revenues were up 18% compared to the year-ago quarter.

Product revenue increased 5% sequentially and 2% year-over-year.

Shipments of modular products represented 51% of sales, with stackables representing 49%. This was a shift towards stackable products from last quarter, driven in part by the early success of our new XOS-based stackable product, the Summit X450, and by sales of our wireless and POE Summit 300 line.

The split of enterprise sales and service provider sales was 79% to 21%, similar to Q3 and generally consistent with our typical mix. We had no 10% customers during the quarter.

We saw solid contributions from the BlackDiamond 8800. As Gordon noted for you, this product is now contributing more than 10% of our product revenue. We also saw sequential and year-over-year growth from the BlackDiamond 10K, our wireless products, and our stackable products. In other words this was a very solid quarter for recently introduced products, including XOS-based chassis and stackables. Sales of some of our older chassis products declined, which is entirely consistent with a shift towards newer products.

10gig port bookings were up sequentially from the December quarter. This continued shift from Gig to 10gig in the network core and is contributing to success of BD 8800, the BD10K and Summit 400 and 450 stackable products in particular.

New bookings for POE ports were also up sequentially in Q4. You may recall our POE port shipments were down in Q3, which we attributed at the time to the introduction of the Summit 300 – 24 port switch, which had taken sales from our 48 port switch. We expected that to be a one quarter issue, and it has been, with POE ports up nicely sequentially and with the entry price for POE switches now reduced. We expect POE ports to continue on a growth trajectory, driven by demand for IP telephony and wireless.

Bookings through our Avaya channels (both the direct and indirect resellers) increased again in Q4, following a strong Q3 as well. Avaya channels are now contributing revenue in the U.S., EMEA, and Asia Pacific, and as
Gordon illustrated in his comments, we are getting increased exposure to large deals through the Avaya partnership.

Looking at sales geographically, revenues in the U.S. were $43.1 million, up 14% compared to the fourth quarter a year ago, and up 6% sequentially. For the year as a whole our business in the U.S. grew 22% in fiscal ‘05.

In EMEA, our European operations, which includes the Middle East and Africa, our revenues were $35 million for the quarter, up 42% compared to the same quarter a year ago and up 28% sequentially. For the year as a whole, revenues in EMEA were up 25% compared to fiscal year ‘04.

These results in the U.S. and EMEA are excellent this year and we believe we are gaining share these key geographies. We have seen very strong sales execution in these geographies and we benefited from our broad channel footprint in both these geographies.

In Japan, revenues were $9.7 million, down sequentially from $13.2 million and down compared to the same quarter a year ago. Gordon noted for you the change in leadership that we have just announced in Japan. That change, along with our current pipeline of opportunities gives us confidence that we are addressing revenue issues in Japan going forward.

Looking at Asia outside of Japan, revenues were $7.8 million, down from $9.9 million in the fourth quarter a year ago. Revenues in Asia are lumpy for us as a result of a large contribution from service provider business. Gordon noted for you a change we are making in our management team in Asia Pacific going forward.

Bookings through our Avaya channels worldwide were up nicely both sequentially and vs. the same quarter a year ago. And as Gordon noted, Avaya revenues were once again more than 5% of worldwide revenue for the quarter.

Turning to gross margins now: Total gross margin as a percentage of sales was 53.0%, up from 51.4% sequentially and up from 52.5% in the fourth quarter year ago. Gross margins improved for both products and services, with the total 1.6% sequential improvement in gross margins being slightly better than our guidance at the beginning of the quarter.

Product gross margins were 54.6%, up 1.1% of sales sequentially. Product margins benefited from higher volumes generally and from lower costs on the BlackDiamond 8800, which is now well past the early start-up costs associated with its introduction.

Service gross margins were 44.4% for the quarter, up from 40.6% in Q3. Service gross margins benefited from both higher volumes and lower repair costs generally. Service margins increased by 10% of sales compared to the fourth quarter a year ago, which is terrific progress and the result of ongoing efforts to improve pricing and service offerings, and to optimize our service operations.

Looking forward into Fiscal Q1, we expect to see gross margins as a percentage of sales that are generally in line with this quarter, meaning they may be slightly higher or lower depending on the exact mix of product and regional sales. Looking further out in the fiscal year, we believe the combination of new products, higher revenue, and operational improvements will lead to further expansion in gross margins from current levels.

Turning to operating expenses: Sales and marketing, R&D and G&A expenses for the quarter were $51.4 million for the quarter, compared with $46.5 million in Q3 and with $46.3 million in Q4 a year ago.

The increase in expenses sequentially are the result of approximately $2.8 million of costs incurred during the jury trial related to the IP-infringement lawsuit brought by Lucent, and a $2 million increase in sales and marketing expenses.

As for legal expenses: They represent a one-quarter increase in our G&A spending. We did prevail at trial, with the jury finding that we did not infringe on 3 of the 4 patents at issue, and awarding Lucent $275,000 in the case of the 4th patent, which involved a feature we removed from our products some time ago.

We also saw a $2 million sequential increase in sales and marketing expense in Q4. This was due to various expenses, including year end commission accelerators in the U.S. and Europe, purchase of demonstration units for new products, and incremental marketing programs.

Looking forward into Q1, we expect to see a significant reduction in operating expenses as we move past year end and past the trial expenses. All in, we expect that operating expenses will decline sequentially by $3.5 million to $4.5 million dollars, primarily on the G&A and sales and marketing lines.

Looking at net income: In Q4, on a GAAP basis, including the $2.8 million in costs and expenses associated with our trial, we recorded an operating loss of $0.5 million. Adding in $1.1 million in net other income, results in a profit before tax of $600,000 and a profit after tax of $100,000 or breakeven on an EPS-basis.

Total shares used to calculate diluted EPS in the current quarter was 124.3 million. Total shares outstanding at quarter end were 121.9 million.

Looking at the balance sheet: Total cash, cash equivalents, and short-term investments and marketable securities on July 3, 2005 was $440.4 million, down $2.9 million sequentially, and up $14.7 million from the end of fiscal ‘04.

Accounts receivable were $30.8 million, down $0.8 million sequentially. DSOs at quarter end stood at 29 days, down 3 days from the end of Q3 as a result of a more linear quarter from a revenue standpoint.

Net inventory at quarter end was $25.9 million, up from $22.1 million at the end of Q3. Inventory turns are down slightly as a result of a conscious decision on our part to run with slightly more inventory in order to reduce stock-outs and reduce material expediting costs. At 7 turns for the quarter our inventory levels remain very well managed.

Both accounts payable and accrued liabilities were down sequentially – payables by $3.8 million and accrued liabilities by $6.3 million, representing a total use of cash of $10.1 million. This was the result of the additional week in the quarter, which moved our quarter end from just before the end of the month, for instance March 26th in our fiscal Q3, to just after the end of a month, July 3rd this quarter. This meant that incremental payables came due during Q4 and that an additional payroll cycle was processed during the quarter, reducing accrued compensation. As a result, we used more cash than we usually would in a quarter. I expect that going forward our cash generation in a given quarter will typically approximate our net income for the quarter.

Some other items to note: depreciation and amortization for the quarter was $5.5 million, and capital expenditures were $2.5 million.

Headcount at quarter-end stood at 795 regular employees, which compares to 784 at the end of Q3. We also had 39 contractors on board at quarter end.

Turning now to guidance:

For revenues: In the September quarter, we currently anticipate that our revenues will be in a range of $95 million to $100 million. The opportunity for higher revenues comes from the strength we have seen in the U.S., the strong response we have seen to the BlackDiamond 8800 over the last two quarters, and the steps we have taken to improve our revenue in Japan and Asia Pacific. That said, over 35% of our revenues now come from EMEA, where the September quarter is typically seasonally down. For that reason we need to leave open the possibility of a small seasonal decline in revenues.

On gross margins: Our expectation for the September quarter is that gross margin as a percentage of sales will be in line with gross margins this quarter, and ultimately will be most dependent on the mix of products and geographies in our final sales. As we look out further into FY06, we believe that our gross margins will expand from current levels as volumes increase, recently introduced products become a larger portion of the mix, and as a result of further optimization of our service business.

On operating expenses: Our expenses this quarter were unusually high as a result of legal expenses and year-end expenses in sales and marketing. Looking into Q1, we expect our total operating expenses to come down and to approach a quarterly spending level of $47 million to $48 million. Looking further into fiscal ‘06, we expect to operate through the year with expenses at or very near that range on a quarterly basis, bringing operating expenses down as a percentage of sales year over year.

On other items for your models: At current interest rates we expect net interest income of approximately $800,000 a quarter. We expect a corporate tax rate of 20% in fiscal ‘06.

As always, I will note that there are risks associated with our expectations. Investors should note that our quarters are back-end loaded, with approximately 50% of our business done in the last month of the quarter and so it is fair to say our visibility can be limited.

And, it is still a case where one or two large deals a quarter can make the difference between sequentially up or sequentially down revenue.

Let me summarize my comments this way: This was a very solid quarter for us, particularly from a revenue and gross margin standpoint. We saw excellent growth in the U.S. and EMEA, and our gross margins expanded both sequentially and year over year.

Fiscal ‘05 as a whole represented a year of revenue growth, gross margin expansion, and profitability. As we look forward into the first quarter of fiscal ‘06 and beyond, we believe we are positioned for another year of revenue growth and gross margin expansion, which, when coupled with a much lower operating expense level than we showed this quarter, can lead to another year of both growth and higher profitability.

And with that I will turn the call back over to Gordon.

Gordon Stitt:	Thank you, Bill.

To summarize, we are very pleased with the results of the quarter, and to have returned to profitability for the year. And we are very proud to be increasing margins in this market. We are pleased with the momentum that we have gained in the market, and particularly in the Americas and EMEA where we had 24% year over year growth. We believe that this reflects the success of our strategy to be the leader in “Open, Converged Networks.” Our new technologies, built to support this strategy, are gaining customer acceptance and gaining market momentum. Our new partnerships and our global channels are all working. We look forward to a great 2006.

Thanks again for joining us. And at this point, operator, we’d like to open up the call for questions.

Operator:	Thank you, sir. Ladies and gentlemen at this time we will begin the question-and-answer session. If you have a question, please press the star followed by the one on your push-button phone. If you would like to decline from the polling process, press the star followed by the two.

You will hear a three-tone prompt acknowledging your selection. If you are using speaker equipment, you will need to lift the handset before pressing the numbers. One moment, please, for the first question.

And our first question is from Jiong Shao. Please state your company name followed by your question.

Jiong Shao:	Lehman Brothers. Thank you very much. I’ve got a couple questions. First, Bill, I was wondering, could you comment on option expensing for your fiscal year going forward?

Bill Slakey:	I’m sorry. Did you comment on—?

Jiong Shao:	The options— the stock option expensing impact.

Bill Slakey:	Yes. Well, we’re concluding our analysis of that as part of preparing our 10-K. Were I to estimate it for you today
— and I’ll reserve the right to alter this as we finish our analysis — I would estimate that option expenses will add
$3 to $4 million a quarter to our expenses.

Jiong Shao:	OK. And I think you need to — if the current rule holds, you need to expense that starting this quarter, right?

Bill Slakey:	Correct.

Jiong Shao:	OK. Great. My next question is on the— on the extra week. You mentioned that the extra week helped the booking a little bit. I was wondering, just wondering, is there anything in your revenue that was helped by that or not at all?

Bill Slakey:	Really what the extra week did is it helped us deliver a book-to-bill above 1. We focus— as you know, one of our corporate goals is to build backlog in order to improve our linearity and to improve our predictability, and that’s where the extra week helped us more than anywhere else. It hurt us a bit on expenses and it hurt us a bit on cash flow.

Jiong Shao:	OK. OK, great. My last question— sorry, just one last quick question on security. Gordon, you mentioned a couple times on the security front. I was just wondering— are you talking about just enhancing the security in your switches or in your network or you’re talking about more beyond that, maybe looking at the stand-alone sort of security devices you are getting to the market or not?

Gordon Stitt:	Well, I guess I would say it’s a combination of those two, Jiang, and that is that we are putting security capabilities into our switches that previously had been handled by appliances.

Jiong Shao:	OK, great. Thank you very much, guys.

Bill Slakey:	Thank you. And as we turn it over to the next question, I think in the interest of time we’re going to try and limit everyone to one question as we go. We’ve got a lot of folks to get through here.

Operator:	Thank you, sir. Our next question is from Tim Long. Please state your company name, followed by your question.

Jess Luber:	Good evening. This is Jess Luber, dialing in for Tim. Can you provide some color regarding the overall demand environment, how it changed quarter to quarter in regards of linearity and then, you know, how much of the revenue increase came from deals that were maybe pushed out from the previous quarter? Thank you.

Bill Slakey:	Well, our linearity was better this quarter than last, in part I think that was because last quarter we saw deals pushed out into this quarter. But in terms of trying to put X percentage to it or X number of dollars to it, I’m going to stay away from that. It’s a bit subjective, but our linearity was improved this quarter.

Jess Luber:	And going forward, should we see a return to more normal linearity?

Bill Slakey:	Well, I would expect for now our typical linearity of 20-30-50 is the sort of pattern to expect. We, obviously, work, as we can to improve that, but some of it is just customer behavior and the dynamic of the industry.

Jess Luber:	OK.

Bill Slakey:	Thank you.

Operator:	Thank you, our next question is from Steven Kamman. Please state your company name, followed by your question.

Steve Kamman:	Hey, Steve Kamman, CIBC World Markets. I’m going— two quick questions, if that’s all right. One, just top speed on your gross margins, both on the product side, you know, Foundry Cisco running the 60 percent range. Is that achievable? And then, most importantly, I think on services, I mean, I think we’re kind of getting that 45 percent range and my understanding is that’s sort of when we’ll probably top out. But are we wrong on that? So that’s the— Well, that was the quick question.

Secondly, any comments on pricing? Both you and Foundry are very strong on stackables. Anything going on there? And just can you tell me the pricing environment, both for power over Ethernet, any premium you’re getting there or have you kind of cut that back, 10-gig and the overall pricing environment?

Gordon Stitt:	Do you have any other questions, or was that it?

Steve Kamman:	Just a few sub-parts to that, but— I apologize. Gross margins and pricing, to summarize.

Gordon Stitt:	OK.

Steve Kamman:	It started as two quick questions.

Bill Slakey:	Steve, let me take the gross margin question. Previously, we’d laid out a goal of achieving gross— or getting to a range of 54 percent to 57 percent gross margin as a company. This was a goal we laid out last February in our analyst meeting in New York. Now we— with the drop in revenues in Japan, we are making more — our progress towards that goal is slower than we would have liked, but that remains the goal, 54 to 57 points of gross margin, and I do believe that goal will be achievable here in fiscal ‘06. And that’s 54 to 57 percent on a quarterly basis. I expect we will achieve that in ‘06.

Steve Kamman:	And product service? I mean, any—?

Bill Slakey:	I think that both margin lines can improve from where they are now.

Steve Kamman:	OK. And then pricing, POE, 10-gig, stackables?

Gordon Stitt:	Pretty benign. Not too different from previous quarters. Our focus is not so much on speeds and feeds but on the value we deliver through an open converged network and, therefore, we’re not getting into the direct port-to-port price competition.

Steve Kamman:	OK.

Bill Slakey:	Thank you.

Operator:	Thank you. Our next question is from Samuel Wilson. Please state your company name, followed by your question.

Samuel Wilson:	JMP Securities. I have one question with 47 parts. Actually, I’m just kidding.

I’d like to know what are the attach rates right now, kind of along with Ethernet switches, for things like wireless LAN and the new security products? And then how much success are you having kind of selling those also back to the installed base?

And then just a very simple question on capex. I noticed it made kind of a jump here at the end of the fiscal year. Was there anything to that? Thank you.

Gordon Stitt:	OK, let me address the first two parts and then the third part let Bill address.

So looking at attach rates, particularly for wireless and security, you know, it’s tough to say on wireless. It was increasing this quarter. This quarter was better than previous quarters. So we are seeing a fair amount of success there and we’re pleased with that and with some new products we’ve introduced we expect that that will continue. But I don’t have a specific metric there.

On the security side, we have not begun delivering that product in production yet but we have been booking orders and spend a lot of time talking to customers there and there’s a couple opportunities there. One is to go back into the existing installed base and deliver the security solutions and from what I’ve seen from beta sites and early orders, there’s a lot of that going on with our team. But it’s also a great entry point to go into a new account and to go in with a security solution and really form a beachhead that way and create the opportunity to bring switches in later.

Bill Slakey:	And on capital, there was a— I’m sorry. This is Bill. On capital there was a small bump up this quarter. I’d characterize it as about half a million dollars. That was the result of opening up our office in Chennai, India, where we will be increasing our efforts to do developments and infrastructure work there. But we needed to fit out that office this quarter.

Samuel Wilson:	Great. Thank you very much, gentlemen.

Operator:	Thank you. Our next question is from John Mark Duncan. Please state your company name, followed by your question.

Erik Suppiger:	This is Erik Suppiger for John Mark. Can you comment a little bit about Japan and Asia? It looks like both of them were disappointing. I thought that Japan might have been at a low point last quarter. So why do you think that’s going to start growing at this point?

And then secondly, if you could just comment— it sounded like you had suggested opex would be flat going forward. Does that suggest that hiring is going to freeze at these levels or what are your thoughts in terms of why opex is going to be fairly flat here?

Bill Slakey:	Erik, I’ll take the operating expense question, then turn it over to Gordon to handle your first question. On the operating expenses, as I said, we will bring it down to a range of $47 to $48 million and then manage it within that range going forward.

Total hiring may actually move up a bit. I just mentioned that we have opened an office in India and so we will be using that as a way to provide lower-cost services, lower-cost engineering, et cetera. That may lead to some amount of headcount increase, although it will still allow us to operate within the operating expense band.

Gordon Stitt:	Yeah, Erik, this is Gordon. So on the Japan-Asia, we certainly are disappointed with the sales results from both of those areas. You know, Asia tends to be lumpy and we had some great wins in Asia. We won a large deal with Samsung in Korea, a very large enterprise deal. And so we’ve had some great success in some of the regions there, but it’s tended to be lumpy and, you know, there tend to be quite a few big deals there.

And Japan, as Bill noted, you know, we believe that we’ve hit bottom. We have put new leadership in place in Japan and very shortly we’ll be putting new leadership in place in Asia and we’re looking for more profitable growth out of both of those regions as a result of these changes.

Erik Suppiger:	Thank you.

Gordon Stitt:	Thanks, Erik. Next question?

Operator:	Thank you. Our next question is from Alex Henderson. Please state your company name, followed by your question.

Alex Henderson:	Thanks. I really want to ask a question on longer-term kind of viewpoint. The company has, in the past, given some sense of what it thought it could grow at on a longer-term basis. You’ve had, obviously, a pretty good hit to your growth rate because of Japan in the fiscal year that just ended.

Can you give us some sense of what you think the growth rate might look like on a full-year basis in ‘06, ‘07, assuming a reasonable economic environment? Can we— can we go back and start thinking about this company as a 15 to 20 percent plus growth company or are we going to labor under single digits for a while as you get your house in order and, you know, hope to do 10 percent longer term? I mean, is this a 20— yeah, 10 to 20 percent type growth company, 15 to 20 percent, 15 to 25 percent? What do you think?

Bill Slakey:	Alex, this is Bill. So in the U.S. and Europe, where I think we’re executing very well, this last year we did grow in excess of 20 percent and I think our previous goals of 10 percent to 20 percent year-over-year growth certainly still hold for the U.S. and for Europe.

At the moment, the year-over-year comparisons are being hurt by Japan, which is pulling it, at current rates, almost 8-9 percent off the year-over-year growth rate. I do expect that Japan can get back into a sequential growth mode here, perhaps as early as next quarter, definitely by the December quarter, and, as we get out into the second half, then, of fiscal ‘06, the year-over-year comparisons will start to look better for Japan and the rest of our business and at that point I think we can be growing at the rates we’ve previously discussed. I’m going to stay—

Alex Henderson:	Which is? Can you remind us?

Bill Slakey:	Yes. At our February analyst meeting, we laid out a goal of growing the company revenue 10 percent to 20 percent a year on a year-over-year basis and we are still doing that within the U.S. and Europe, but at the moment in Japan and Asia we are a little behind that goal. In Japan, quite a bit behind that goal.

Alex Henderson:	And then if I could, I don’t think you have quite answered the question on the service provider— on the services margins. Do you expect them to continue to move up? And I think the question was asked earlier – does it top out at 45%? Is there room above that?

Bill Slakey:	Yeah, excuse me, but we do expect them to continue to grow up, to grow, to expand, and there is room above 45 points, yes.

Alex Henderson:	Thanks, I didn’t mean to ask two, but that one didn’t get answered and it was something that was on my mind. Thanks.

Bill Slakey:	Thank you.

Operator:	Thank you. Our next question is from Mark Sue. Please state your company name followed by your question.

Jennifer:	Yes, this is Jennifer for Mark Sue, RBC Capital Markets. Just two quick questions, if I could. We wanted to know if you could give us some color on the trends with Avaya, when it becomes 10 percent, your thoughts on that? And also, if you could give us an outlook for fed spending in September?

Gordon Stitt:	I’m sorry, Jennifer, what was the last question?

Jennifer:	Your outlook for federal spending for September quarter?

Gordon Stitt:	OK. Yeah, let me take those in reverse order. You know, federal spending is, you know, is tough to predict and, frankly, it’s not a huge part of our business. So, you know, I’ll defer on that one.

For the business with Avaya, you know, as I mentioned we are in the high single digits, percentage-wise, and we do expect that to continue to grow nicely.

Jennifer:	So no thoughts on what quarter specifically, it would be 10 percent or better?

Gordon Stitt:	No specific thoughts.

Jennifer:	Thank you.

Bill Slakey:	Thank you. We’re going to try and hold folks to one question now in order to get through the remaining queue.

Operator:	Thank you. Our next question is from Long Jiang. Please go ahead and state your company name, followed by your question.

Long Jiang:	Yes, hi. UBS. I was looking at this deferred revenue for the quarter. I think it previously was up sequentially just slightly. Now I see a decline in your short-term deferred revenue, offset by an increase in longer-term deferred revenue. Are you changing your practice in booking deferred revenue? And it looks like an acceleration of your deferred revenue going forward, just looking at the bookings for the quarter?

Bill Slakey:	Well, two things are happening. One is that we are now breaking out deferred revenue to both long-term and short-term deferred revenue. So that’s one of the things that’s going on. And I’m sorry, I didn’t—

Long Jiang:	I just wanted to see whether you are able to realize deferred revenue just at the same pace as before?

Bill Slakey:	Oh, I see. Yes, in fact, were you to look under the cupboards a bit you would find that the deferred revenue, for our service business, for instance, for the next several quarters is up nicely versus where it was a year ago at this time.

Long Jiang:	OK, great. Thanks.

Bill Slakey:	Thank you.

Gordon Stitt:	Thanks.

Operator:	The next question is from Andy Schopick. Please state your company name, followed by your question.

Andy Schopick:	Thank you, good afternoon. Nutmeg Securities. I’ve got to keep this concise. Can you give us the foreign exchange impact in the quarter and the year, Bill, in the other income line? I’m talking about the transaction-related gain or loss.

Bill Slakey:	Andy, we don’t break that out on the call. I don’t have the information here in front of me. Typically foreign exchange is a swing factor of— in some quarters it’s positive $100,000 or $200,000 in other items. In other quarters it’s negative. I don’t have the specific number in front of me here. This particular quarter it was a slight positive in other income.

Andy Schopick:	That’s what I assumed, given what you said about the $800,000 going forward.

Bill Slakey:	Yes, exactly. Exactly so.

Andy Schopick:	One other thing, Bill. Any comment about you are going to, for financial reporting purposes, account for options expensing? This company is a very clean GAAP presentation. You know a lot of companies are going to try to X this out now. What are your thoughts?

Bill Slakey:	Well, we will definitely, obviously, report GAAP and then definitely break out option expensing in a way that makes it clear to investors our results, with and without.

Andy Schopick:	Thank you.

Bill Slakey:	Thank you.

Operator:	Thank you. The next question is from Manuel Recarey. Please state your company name, followed by your question.

Manuel Recarey:	Kaufman Brothers. Good afternoon. I have a question about enterprise spending. It certainly improved from the March to the June timeframe. Anything that you can kind of point to to give us a little bit more confidence that that’s sustainable, going forward? Is there anything that’s pushing enterprises to spend now that they weren’t, you know, six months ago?

Gordon Stitt:	Yeah, this is Gordon. I think, you know, our experience during this—this past quarter, both in the U.S. and in the EMEA, was what I would call more normal spending patterns, a little bit more predictable on the sales cycle, you know, which is certainly a good thing.

The March quarter, you know, was lumpy and at the end, very disappointing, not only for us, but for a lot of enterprise companies. I think this past quarter was much more consistent and the direct conversations we had with people, you know, my impression is people were being very, you know, rational towards investment and, you know, more normal than they have been for quite a few quarters.

Manuel Recarey:	Did sales cycles shorten or lengthen or change at all?

Gordon Stitt:	Well, that’s— you know, it’s hard to say when you’re in the middle of it. You know, I can say that our—you know, our pipeline tracking is very good and very strong. You know, the type of sales, particularly the large deals that we work on, you know, tend to be bimodal. You know, there’s some that we work on for a year or more and close and others that happen in, you know, three-four-five-six months. So they, you know, tend to be kind of at two ends of that. But, you know, again we’re seeing what I would call more normal patterns.

Bill Slakey:	OK, thanks. Let’s move on to the next question. Thank you, Manny.

Operator:	Thank you. The next question is from Stanley Kovler. Please state your company name, followed by your question.

Stanley Kovler:	Stanley Kovler from Merrill Lynch calling in for Tal Liani. Just a quick question on the Asian and Japan weakness. I was wondering if you can tell us if that was more carrier-related or enterprise-related? Thank you.

Gordon Stitt:	The challenges in Japan—the carrier business there tends to be lumpy and, you know, we’ve had great success in Japan in carrier build-outs and some of those carriers, you know, are in a cycle between network upgrades and so, you know, we’ve certainly seen a dropoff— a dropoff there. We certainly expect those carriers to— you know, to resume as they build out the next generation of networks and we do see significant opportunities there. But I think that that was — you know, has been a big part of the issue there.

Also, as we’ve said in the past, you know, I’m disappointed in our enterprise performance there and we’re really stepping up the investment to balance that business and have a stronger enterprise presence in Japan.

Stanley Kovler:	Thank you.

Bill Slakey:	Thank you, Stanley. Next question, please.

Operator:	Yes. The next question is from William Becklean. Please state your company name, followed by your question.

Pria Parasuraman:	Thanks. This is Pria Parasuraman for Bill from Oppenheimer. I was wondering if you could talk about what the interest levels have been for the Sentriant security appliance and— both from new and existing customers?

Gordon Stitt:	Yes, so we’ve seen a lot of interest on Sentriant from existing customers, those customers that are using our core switches can add Sentriant at a low cost and really dramatically change the security protection of their networks. So we’ve seen a lot of interest from existing customers.

We’ve also seen a fair amount of interest from — from new customers, people that have, you know, seen the product at trade shows or heard about it and opened the door to us based on security and we take the opportunity to go in and talk to them about infrastructure.

Pria Parasuraman:	Thank you.

Bill Slakey:	Thank you. Next question, please.

Operator:	The next question is from Christin Armacost.

Lucas Bianchi:	Hi. This is Lucas Bianchi from S.G. Cowen for Christin. I was just wondering, with regards to Europe, what’s happened there exactly? Was it mainly, you know, a couple of big deals or just simply better sales execution?

Gordon Stitt:	Yeah, this is Gordon. We certainly did have some big deals in EMEA, not that that’s unusual but there were some in the quarter. I think it’s— but if I look at EMEA I would say we have had just terrific execution. We have very strong partners. You know, we’ve— our team there has just done a great job all around.

Lucas Bianchi:	So was it mainly through these partners that you got the big deals, or—?

Gordon Stitt:	Yes.

Lucas Bianchi:	OK. Would it happen to be Avaya?

Gordon Stitt:	Avaya we began selling to— excuse me, through Avaya in Europe, you know, just this calendar year. That is still a, you know, pretty small part of our European business right now. Most of our growth in Europe, you know, not only this past quarter but over the last year, has come from existing partners. And we’ve put in plan— in place, you know, a lot of plans and very strong sales management. You know, you look at those growth rates and it was broad-based and it was across the continent.

Lucas Bianchi:	OK. Thank you very much.

Bill Slakey:	Thank you very much.

Operator:	Thank you. And our final question is from Ben Kadlec. Please state your company name, followed by your question.

Ben Kadlec:	Hi. Buckingham Research. You kind of touched on it, but I was wondering about federal sales during the quarter. I know you said they were small, but at one point you were 10% and I was wondering if you had any initiatives to try to increase those?

Bill Slakey:	Ben, I’m sorry, we heard a question on federal sales and then could not make out the rest of it.

Ben Kadlec:	OK. I’m sorry. I was wondering — I know if you’d give a percentage in the quarter, I know they were small, but also if you have new initiatives or trying to impact that market again?

Bill Slakey:	OK. We don’t break out our federal sales quarterly. As you say, it’s a relatively small part of our current sales. And in terms of initiatives, I’ll turn that over to Gordon.

Gordon Stitt:	Yeah, I mean, we— you know, we continue to have a presence in federal. We have some marquee accounts in federal and, you know, we continue to sell there. It’s, you know, again as Bill said, not something we break out and I don’t believe we had any 10% customers there.

Bill Slakey:	Correct.

Ben Kadlec:	OK, thanks.

Bill Slakey:	Thank you.

Operator:	Thank you. Gentlemen, there are no further questions. Please continue with any closing remarks.

Gordon Stitt:	Great. Well, thank you, all, for joining us and for your support over the last fiscal year and we look forward to speaking with you soon. Thanks, everyone.

Operator:	Thank you. Ladies and gentlemen, this concludes the Extreme Networks fourth fiscal quarter earnings conference call. If you would like to listen to a replay of today’s conference call, please dial 303-590-3000 or 800-405-2236 with access code 11034288. Once again, if you would like to listen to a replay of today’s conference call, please dial 303-590-3000 or 800-405-2236 with access code 11034288.

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